Exhibit 99.1

Sucampo Announces Pricing of $260.0 Million 3.25% Convertible Senior Notes due 2021

ROCKVILLE, MD, December 21, 2016 (GLOBE NEWSWIRE) - Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP), a global biopharmaceutical company, today announced the December 20, 2016 pricing of $260.0 million aggregate principal amount of 3.25% convertible senior notes due 2021 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the offering, Sucampo also granted the initial purchaser of the notes a 13-day option to purchase up to an additional $40.0 million aggregate principal amount of the notes, solely to cover over-allotments, if any. The size of the offering was increased by $35.0 million from the previously announced offering size of $225.0 million. The sale of the notes is expected to close on December 27, 2016, subject to customary closing conditions.

Sucampo estimates that the net proceeds from this offering will be $251.6 million, or $290.4 million if the initial purchaser exercises its option to purchase additional notes in full, after deducting the initial purchaser’s discount and estimated offering expenses. Sucampo currently expects to use the net proceeds of the offering to repay in full amounts due under Sucampo’s senior secured credit facility, including all accrued but unpaid interest and a prepayment premium, concurrently with the closing of the offering. Sucampo intends to use the remaining net proceeds from the offering for general corporate purposes.

The notes will be senior unsecured obligations of Sucampo, and interest of 3.25% per year will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2017. The notes will mature on December 15, 2021, unless earlier repurchased or converted in accordance with their terms.

The notes will be convertible, at the option of the holders, into shares of Sucampo’s Class A common stock. The initial conversion rate will be 60.2637 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $16.59 per share). The initial conversion price represents a premium of approximately 25% to the $13.275 per share closing price of Sucampo’s Class A common stock on The NASDAQ Global Market on December 20, 2016.

If Sucampo undergoes a “fundamental change” (as defined in the indenture relating to the notes), holders may require Sucampo to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date. In addition, following certain corporate events that occur prior to the maturity date, Sucampo will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

Neither the notes nor the shares of Sucampo Class A common stock issuable upon conversion of the notes have been or will be registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Leerink Partners LLC is the sole book-running manager for the offering.

This press release is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offers of the notes will be made only pursuant to Rule 144A under the Securities Act, including by means of a confidential offering memorandum.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has two marketed products – AMITIZA, its lead product, and RESCULA. A global company, Sucampo is headquartered in Rockville, Maryland, and has operations in Japan, Switzerland and the U.K.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

Forward-Looking Statements

This press release contains “forward-looking” statements, including all statements related to the anticipated timing, terms and use of proceeds of the proposed offering of the notes. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “intends,” “expects,” “proposed,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Sucampo’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include risks and uncertainties associated with market conditions, the satisfaction of closing conditions related to the offering, and risks related to the application of the net proceeds, if any, from the offering. There can be no assurance that Sucampo will be able to close the offering on the anticipated date, or at all. In any event, Sucampo may continue to need additional funding and may be unable to raise capital when needed, which could force Sucampo to delay, reduce or eliminate its product development programs or commercialization efforts.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Sucampo’s business, particularly those mentioned in the risk factors and cautionary statements in Sucampo’s most recent Form 10-K as filed with the Securities and Exchange Commission on March 11, 2016, as amended, as well as its filings with the Securities and Exchange Commission on Forms 8-K and 10-Q since the filing of the Form 10-K, all of which Sucampo incorporates by reference.

Contact:

Sucampo Pharmaceuticals, Inc.

Silvia Taylor

Senior Vice President, Investor Relations and Corporate Affairs

1-240-223-3718

staylor@sucampo.com

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